PRECOM ANNOUNCES QUARTERLY EARNINGS



Contact:  Jan Read  801-365-0900


     Boca Raton, FL.  July 10, 2002: Precom Technology, Inc. (OTCBB:
PMMT), today released its un-audited operating results for the second quarter, ending June 30, 2002. Drew Roberts, CFO of Precom stated:
This financial report represents the first financial statement for Precom since its acquisition of Saddleback Finance, Inc. on June 1, 2002, and the acquisition of a controlling interest in Precom itself in April, 2002 by CGI International. We are pleased that we are able to report both positive earnings and net assets after such a short operating period.
Due to the recent acquisitions, we have requested our auditors to audit these figures, and we expect to issue audited financial results shortly. We do not expect to report any significant differences in the audited reports."

     Precom reported net income before tax of $4,524 on total revenues of $38,144 for the Second Quarter. This compares with a loss of $9,444 in the comparable period for 2001, at which time Precom was inactive.
The financial statements also indicate total assets of $4,649,540 and net equity of $4,550,429 at the end of the Second Quarter.

     Mr. Roberts added: "These early results validate our strategy of locating and acquiring key players in the national equipment lease finance industry to consolidate the operational and back office part of the business, and expand sales and closing capacity of the acquired units. This strategy will continue for the remainder of the year. In addition, we expect that the integration of Precom's equipment lease finance operation with the remainder of the financial services business of CGI will create positive synergies for the rest of the year."

     On a consolidated basis with CGI International, PMMT's parent company, results of operations for the quarter ending June 30, 2002 reflect net income before tax of $889,973 on revenues of $1,959,562, total assets of $7,151,062 and net equity of $5,159,090.

     Precom Technology is an international financial services company engaged in equipment leasing, and related insurance and mortgage banking functions in the U.S. The company currently maintains several offices in
the United States including Florida, California and New York.      ###

Safe Harbor:
Certain information included in this communication contains statements that are forward looking, such as statements relating to further anticipated direction of the financial industry, plans for further expansion, various business development activities, planned capital expenditures, funding resources, anticipated sales growth and potential contracts. These forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual operations or results to differ materially from those anticipated.

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                          Precom Technology, Inc.

                             Income Statement
                              (Unaudited)

                       June 30, 2002                   June 30, 2001
Income
Subsidiary Income             38,144                             NA

Total Income                  38,144                              0


Expenses                               Percent of
                                       Income
Administrative               14,317         37.53%            9,444
Office                          470          1.23%
Legal                         8,844         23.19%
Rent                          9,989         26.19%

Total Expenses               33,620                           9,444


Net Income before taxes       4,524                          (9,444)


                          Precom Technology, Inc.

                               Balance Sheet
                      June 30, 2002		            June 30, 2001

ASSETS

Cash and Cash equivalents    (2,981)                              0
Accounts Receivable         190,665                               0
Common Stock              4,500,000                               0

Total Assets              4,687,684                               -

LIABILITIES

Accounts Payable             63,964                         102,803
Notes Payable                73,292

EQUITY

Common Stock              2,063,308                           2,121
Paid in Capital             464,781                         363,242
Preferred Stock           2,500,000
Retained Earnings          (482,185)                       (458,722)
Net Income                    4,524                          (9,444)

Total Equity              4,550,428                        (102,803)

Total Equity and
Liabilities               4,687,684                               -

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                             CGI International

                             Income Statement
                        (Unaudited, Consolidated)

                      June 30, 2002                   June 30, 2001

Income                    1,921,418                             n/a
Other Income                 38,144                             n/a

Total Income              1,959,562                               0


Expenses                                 Percent of
                                             Income
Administrative              897,148           45.78%
Office                       17,090            0.87%
Legal                        71,674            3.66%
Rent                         83,677            4.27%

Total Expenses            1,069,589


Net Income before taxes     889,973



                         CGI International

                          Balance Sheet
                          June 30, 2002
                     (Unaudited, Consolidated)


ASSETS

Cash and Cash equivalents    45,842
Accounts Receivable         634,240
Common Stock              6,400,000
Equipment                    70,980

Total Assets              7,151,062

LIABILITIES

Accounts Payable            436,799
Notes Payable             1,555,173

EQUITY

Common Stock             2,063,308
Paid in Capital            464,781
Preferred Stock          2,500,000
Retained Earnings         -482,185
Net Income                 613,186

Total Equity             5,159,090

Total Equity
and Liabilities          7,151,062